Exhibit 10.5
EXECUTION VERSION
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 10, 2022 (the “Effective Date”), by and between Caesars Enterprise Services, LLC, a Delaware limited liability company (the “Company”), and Edmund Quatmann (the “Executive”).
W I T N E S E T H
WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Executive Employment Agreement dated as of December 28, 2021 (the “Prior Agreement”); and
WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety and enter into this Agreement to modify certain terms of the Executive’s employment.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
Article 1.Definitions.
(a)“Base Salary” shall mean the salary provided for in Article 4 below.
(b)“Board” shall mean the Board of Directors of the Parent.
(c)“Cause” shall mean the Executive’s:
i.Willful failure to substantially perform his duties with the Parent, Company or any of its Subsidiaries (other than any such failure resulting from the Executive’s Disability);
ii. Gross negligence in the performance of the Executive’s duties;
iii.Commission of or indictment for, or plea of guilty or nolo contendere to, any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could materially adversely affect the business or reputation of the Parent or any of its Subsidiaries or affiliates (including the Company);
iv.Willful engagement in conduct that is materially injurious to the Parent or any of its Subsidiaries or affiliates (including the Company), monetarily or otherwise;
v.Willful violation of any provision of the Parent’s Code of Business Ethics, as amended from time to time;
vi.Violation of any of the covenants contained in Articles 11 through 15 of this Agreement, as applicable;

vii.Engaging in any act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Parent or any of its Subsidiaries or affiliates (including the Company);
viii.Determination by any state gaming regulatory agency that the Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question;
ix.Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Parent or any of its Subsidiaries or affiliates (including the Company); provided, however, that this subclause (ix) shall not apply during the two-year period beginning on the date of a Change in Control; or
x.Any other action or inaction by the Executive that constitutes a material breach by the Executive of the terms and conditions of this Agreement.
For purposes of this Article 1(c), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Parent or any of its Subsidiaries or affiliates (including the Company). Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) formal advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Parent or any of its Subsidiaries or affiliates (including the Company).
For purposes of this Agreement, there shall be no termination for Cause pursuant to Articles 1(c)(ii) through (x) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. With respect to Subsections (v), (vi) and (x) upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim. If, in the Board’s opinion, cure has not been accomplished by the Executive at the conclusion of such thirty (30) day period, the Executive will be given a reasonable opportunity to be heard before termination.
(d) “Change in Control” means the occurrence of any of the following events with regard to the Parent:
i.the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board (the “Voting Power”) at such time; provided that the following acquisitions shall not constitute a Change in Control: (A) any such acquisition directly from the Parent; (B) any such acquisition by the Parent; (C) any such acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any of its subsidiaries; or (D) any such acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below; or

ii.individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Parent in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
iii.consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Parent or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the securities representing the Voting Power, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Parent or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or
iv.approval by the stockholders of the Parent of a complete liquidation or dissolution of the Parent.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in paragraph (i), (ii), (iii) or (iv) above, with respect to such deferral of compensation, shall only constitute a Change in Control for purposes of the payment timing of such deferral of compensation if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Compensation Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.
(g)“Date of Termination” shall mean the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Code.
(h)“Disability” (i) shall mean the Executive’s permanent and total disability as defined by the long-term disability plan in effect for senior executives of the Company or (ii) in the event there is no such plan in effect, shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(i)“Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent:
i.The Parent or Company changes the Executive’s title or material job duties such that it results in material diminution in Executive’s authority, duties, or responsibilities; or
ii.The Parent or Company materially reduces the amount of the Executive’s then current Base Salary or the target opportunity for his annual incentive award; or
iii.The Parent or Company requires the Executive to be permanently based at a location in excess of fifty (50) miles from the location of (x) the Executive’s principal job location or (y) if Executive is working-from-home under a Company-approved arrangement, the Executive’s primary residence; or
iv.The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company; or
v.The Company provides the Executive with a notice of non-renewal in accordance with the terms of Article 2 of this Agreement; or
vi.Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Agreement.
The Executive will not be deemed to have terminated for Good Reason unless (A) the Executive gives the Company written notice of the event or events that are the basis for such claim within thirty (30) days after the Executive first becomes aware of the initial occurrence, event or events that would otherwise constitute Good Reason, describing such claim in reasonably sufficient detail to allow the Company to address the event or events, (B) the Company fails to cure the alleged condition during a period of not less than thirty (30) days after the delivery of such notice to the Company, and (C) the Executive terminates his employment within ninety (90) days after the Executive first becomes aware of the initial occurrence, event or events that are the basis for such claim.
(j)“Parent” shall mean Caesars Entertainment, Inc.
(k)“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government or political subdivision.
(l)“Pro Rata” shall equal the product of (A) and (B), where (A) is the applicable incentive amount and (B) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the applicable performance period or cycle and the denominator of which is the number of calendar months in the applicable performance period or cycle. Solely for determining the Pro Rata amount, any partial calendar month shall be treated as a full month.
(m)“Protected Information” shall mean trade secrets, confidential and proprietary business information of the Parent and its Subsidiaries and affiliates (including the Company), and any other information of the Parent or any of its Subsidiaries or affiliates (including the Company), including, but not limited to, customer lists (including, without limitation, potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Parent or any of its Subsidiaries or affiliates (including the Company) or any of their respective agents or employees, including but not limited to the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Parent or the Company, as applicable, or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Parent or any of its Subsidiaries or affiliates (including the Company), is not Protected Information.
(n)“Release” means a general release of claims against the Parent and its Subsidiaries and affiliates (including the Company), in substantially the form attached hereto as Exhibit A.
(o)“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Parent or the Company, as applicable, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
(p)“Term of Employment” shall mean the period specified in Article 2 below (including any extension as provided therein).

Article 2.Term of Employment.
The Term of Employment shall begin on the Effective Date, and shall extend until January 1, 2025 (the “Initial Term”), with automatic one (1) year renewals (each a “Renewal Term”) upon the expiration of the Initial Term or the current Renewal Term, as applicable, unless either Party notifies the other at least three (3) months before the scheduled expiration date of the Initial Term or Renewal Term, as applicable, that this Agreement is not to renew; provided that in the event of a Change in Control the Initial Term or then current Renewal Term shall automatically be extended an additional two (2) years from the date of consummation of such Change in Control (and such two (2) year extension period shall be a “Renewal Term” for purposes of this Agreement. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Article 10.
Article 3.Position, Duties, and Responsibilities.
(a)During the Term of Employment, the Executive shall serve as Chief Legal Officer of the Parent and all other direct or indirect operating subsidiaries of the Parent, including the Company, and shall perform such duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer of the Parent or the Board. At the Parent’s request, the Executive shall serve the Parent, the Company, and/or its Subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as Chief Legal Officer. In the event that the Executive, during the Term of Employment, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Articles 4 through 7 hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Articles 4 through 7 hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement. During his employment with the Company, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Parent and the Company, as applicable, and shall use his best efforts, skills and abilities to promote its interests.
(b)The Executive shall be permitted to serve on corporate boards with the Chief Executive Officer’s or Compensation Committee’s advance consent, which shall not be unreasonably withheld. In addition, the Executive may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Chief Executive Officer or the Compensation Committee and do not individually or in the aggregate interfere with the Executive’s performance of his duties to the Parent and the Company; provided, that if the Executive serves on a board, committee or similar body of any such religious, charitable or community organization or if the Executive engages in teaching, speaking or writing engagements in connection with such activities, the Executive will receive prior written approval from the Chief Executive Officer or the Compensation Committee.
Article 4.Base Salary.
Effective as of January 1, 2022, the Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than seven hundred seventy-five thousand dollars ($775,000). The Base Salary shall be reviewed annually for increase in the discretion of the Compensation Committee.

Article 5.Annual Incentive Award.
During the Term of Employment, the Executive shall be eligible for an annual incentive award with payout opportunities that are commensurate with his position and duties, as determined by the Compensation Committee in its discretion. Effective as of January 1, 2022, the Executive’s target annual incentive award opportunity will be equal to one hundred percent (100%) of the Executive’s Base Salary (“Target Bonus”). The Executive’s annual incentive award opportunities shall be based on Parent, Company and individual performance goals determined, and subject to change, by the Compensation Committee in its discretion. The Executive shall be paid his annual incentive award no later than other senior executives of the Company are paid their annual incentive award.
Article 6.Long-Term Incentive Awards.
The Executive shall be eligible to participate in the Parent’s long-term incentive plan on terms commensurate with his position and duties, as determined by the Compensation Committee in its discretion. Program design, including but not limited to performance measures and weighting shall be determined by the Compensation Committee in its discretion. Effective as of January 1, 2022, the Compensation Committee will consider setting the Executive’s target annual long-term incentive award opportunity equal to two hundred percent (200%) of the Executive’s Base Salary.
Article 7.Employee Benefit Programs.
During the Term of Employment, the Executive shall be eligible to participate in any employee benefit plans and programs made available to the Company’s senior-level executives generally, subject to Article 10(f) below, as such plans or programs may be in effect from time to time, including, without limitation, 401(k) savings and other plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company in the future from time to time, including but not limited to any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Notwithstanding the foregoing, the Company may terminate or alter any particular benefit plan or program at any time in its discretion.
Article 8.Reimbursement of Business and Other Expenses.
The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.
All reimbursements under Article 8 or otherwise under this Agreement shall be for expenses incurred by the Executive during the Term of Employment. In all events such reimbursement will be made no later than the end of the year following the year in which the expense was incurred. Each provision of reimbursements shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during one calendar year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other calendar year.
Article 9.Signing Bonus.

Pursuant to the Prior Agreement, the Executive received a one-time special signing bonus in an amount equal to one million dollars ($1,000,000) (the “Signing Bonus”). If Executive’s employment with the Company terminates due to Executive’s resignation without Good Reason or by the Company for Cause, prior to the end of the Initial Term, the Executive agrees to repay a pro rata portion of the Signing Bonus to the Company, which shall be calculated based on the number of full calendar months remaining in the Initial Term, divided by thirty-six (36) months (without reduction for any federal, state or local income and employment tax liability paid by the Executive).
Article 10.Termination of Employment.
(a)Termination Due to Death. In the event that the Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:
i.A lump-sum amount, paid within sixty (60) days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, and any unreimbursed business expenses incurred prior to the Date of Termination, consistent with the regular payroll practices of the Company (the “Accrued Rights Payment”); and
ii.A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, of the Executive’s Target Bonus for the calendar year that includes the Date of Termination; provided however, that such amount shall be adjusted on a Pro Rata basis. For the avoidance of doubt, the Target Bonus shall not include any long-term incentive bonus (or any single-year or other applicable portion of an incentive arrangement covering a period in excess of one year).
(b)Termination Due to Disability. In the event that the Executive’s employment is terminated due to his Disability, and conditioned upon, no later than fifty-nine (59) days after the Date of Termination, the Executive’s (or Executive’s legal representative) execution of an effective Release (with all periods for revocation therein having expired), as well as the Executive’s acknowledgement of, and the Executive’s compliance with, the Executive’s obligations under the restrictive covenants set forth in Articles 11 through 15, he shall be entitled to the following benefits:
i.The Accrued Rights Payment;
ii.A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, of the Target Bonus for the calendar year that includes the Date of Termination; provided however, that such amount shall be adjusted on a Pro Rata basis; and
iii.A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, equal to the total premiums the Executive would be required to pay for twelve (12) months of COBRA continuation coverage under the Company’s health benefit plans (i.e., medical, dental, and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that the Executive had in place immediately prior to the Executive’s Date of Termination (the “COBRA Payment”). The Executive shall not be required to purchase COBRA continuation coverage in order to receive the

COBRA Payment, nor shall the Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage.
In no event shall a termination of the Executive’s employment due to Disability occur until the Party terminating the Executive’s employment gives written notice to the other Party in accordance with Article 25 below.
(c)Termination by the Company for Cause. In the event the Company terminates the Executive’s employment for Cause, he shall be entitled to the Accrued Rights Payment.
(d)Termination by Company without Cause or Termination by the Executive for Good Reason outside of a Change in Control. In the event the Executive’s employment is terminated by the Company without Cause (i.e., on a basis other than specified in Article 10(a), 10(b) or 10(c)), or in the event the Executive’s employment is terminated by the Executive for Good Reason, in either case, at any time other than during the two-year period beginning on the date of a Change in Control, and conditioned upon, no later than fifty-nine (59) days after the Date of Termination, the Executive’s execution of an effective Release (with all periods for revocation therein having expired), as well as the Executive’s acknowledgement of, and the Executive’s compliance with, the Executive’s obligations under the restrictive covenants set forth in Articles 11 through 15, the Executive shall be entitled to the following benefits:
i.The Accrued Rights Payment;
ii.A lump sum amount paid on the sixtieth (60th) day following the Date of Termination equal to one (1.0) times the sum of (A) the Executive’s Base Salary and (B) the Target Bonus for the calendar year that includes the Date of Termination;
iii.A lump-sum amount, if any, equal to the actual annual incentive that would have been payable to the Executive for the calendar year that includes the Date of Termination based on actual performance against applicable goals if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a Pro Rata basis and shall be paid at the same time as annual incentive payments for the calendar year that includes the Date of Termination are paid to other senior executives of the Company;
iv.A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, equal to the COBRA Payment. The Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment, nor shall the Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage; and
v.The Company will assist the Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, reasonable professional outplacement services through the provider of the Company’s choice. Such outplacement services shall terminate when the Executive finds other employment. However, in no event shall such outplacement services continue for more than twelve (12)

months following the Date of Termination or exceed more than $10,000 in the aggregate.
(e)Termination by Company without Cause or Termination by the Executive for Good Reason in Connection with a Change in Control. If, during the two (2) year period beginning on the date of a Change in Control, the Executive’s employment is terminated by the Company without Cause (i.e., on a basis other than specified in Article 10(a), 10(b) or 10(c)), or the Executive’s employment is terminated by the Executive for Good Reason, and conditioned upon, no later than fifty-nine (59) days after the Date of Termination, the Executive’s execution of an effective Release (with all periods for revocation therein having expired), as well as the Executive’s acknowledgement of, and the Executive’s compliance with, the Executive’s obligations under the restrictive covenants set forth in Articles 11 through 15, the Executive shall be entitled to the following benefits:
i.The Accrued Rights Payment;
ii.A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, equal to two (2.0) times the sum of: (A) the Executive’s Base Salary in effect at the Date of Termination or, if higher, at the date of the Change in Control, and (B) the Target Bonus for the calendar year that includes the Date of Termination or, if higher, the calendar year that includes the Change in Control;
iii.A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, of the Target Bonus for the calendar year that includes the Date of Termination or, if higher, the calendar year that includes the Change in Control; provided however, that such amount shall be adjusted on a Pro Rata basis; and
iv.A lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, equal to the total premiums the Executive would be required to pay for eighteen (18) months of COBRA continuation coverage under the Company’s health benefit plans (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that the Executive had in place immediately prior to the Executive’s Date of Termination (the “CIC COBRA Payment”). The Executive shall not be required to purchase COBRA continuation coverage in order to receive the CIC COBRA Payment, nor shall the Executive be required to apply the CIC COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage.
(f)Indemnification of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights upon and following such a Change in Control under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder upon and following a Change in Control. Accordingly, upon and following a Change in Control, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement which arose upon or following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any Subsidiary, Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Upon and following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid, provided any such reimbursement of attorneys’ and related fees and expenses shall be made not later than December 31 of the year following the year in which the Executive incurred the expense.
(g)Voluntary Termination. A termination of employment by the Executive on his own initiative, other than a termination due to Disability, death, or a termination for Good Reason, shall have the same consequences as provided in Article 10(c) for a termination for Cause. A voluntary termination under this Article 10(g) shall be effective on the date specified in the Executive’s written notice, unless such voluntary termination is earlier accepted by the Company, such early acceptance still to be treated as a voluntary termination by the Executive.
(h)No Mitigation; No Offset. In the event of any termination of employment under this Article 10, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.
(i)Nature of Payments. Any amounts due under this Article 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.
(j)Timing of Payments. Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the Date of Termination, to the extent payments or benefits made hereunder (as well as any other payment or benefit that the Executive is entitled to receive upon his separation from service) constitute deferred compensation (after taking account any applicable exceptions under Section 409A of the Code), and to the extent required by Section 409A of the Code, payments or benefits payable upon separation from service which otherwise would be payable during the six (6) month period immediately following the Date of Termination will instead be paid or made available on the earlier of (i) the first day following the six (6) month anniversary of the Executive’s Date of Termination and (ii) the Executive’s death.

(k)Accrued Rights. For the avoidance of doubt, notwithstanding anything herein to the contrary, the Accrued Rights Payment shall not be subject to any requirement that the Executive execute a Release.
Article 11.Noncompetition.
(a)The Executive agrees that, during the Executive’s employment with the Company and for a period of twelve (12) months following the termination of such employment, whether termination is by the Executive or the Company, and regardless of the reasons therefor, the Executive shall not serve as an employee, agent, partner, shareholder, owner, investor, director, consultant, or other service provider for, or participate, engage, prepare to engage, or have any financial or other interest (whether directly or indirectly, and whether alone or together or in concert with any other Person(s)), in the business of or any activity relating to competitive gaming (including, without limitation, casino operation and horseracing) (any such business or activity, a “Competitive Business”), in any case, in any location where the Parent or any of its Subsidiaries or affiliates (including the Company) is engaged in at the time of the Executive’s applicable action or activity (or, if earlier, at the time of the termination of the Executive’s employment with the Company and its Subsidiaries); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to five percent (5%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Exchange Act.
(b)The Executive further acknowledges and agrees that, in the event of the termination of his employment with the Company, the Executive’s experience and capabilities are such that the Executive can obtain employment in business activities which do not compete with the Parent or the Company, and that the enforcement of this Agreement by way of injunction shall not prevent the Executive from earning a reasonable livelihood. The Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Parent and the Company’s legitimate business interests and are reasonable in scope and duration.
(c)The Executive further acknowledges and agrees that the noncompetition provision does not restrict the Executive’s ability to provide a service to a former customer or client if each of the following are true: (i) the Executive did not solicit the former customer or client; (ii) the customer or client voluntarily left and sought the Executive’s services; and (iii) the Executive has otherwise complied with the noncompetition’s provisions regarding time, geographic area, and scope of restrained activity, other than any limitation on providing services to a former customer or client who seeks the services of the Executive without any contact instigated by the Executive.
Article 12.Nonsolicitation of Employees.
The Executive agrees that during his employment with the Company and for a period of twelve (12) months following the termination of such employment, whether termination is by the Executive or by the Company, regardless of the reasons therefor, the Executive, except on behalf of or for the benefit of the Parent or the Company while employed, will not directly or indirectly, (a) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Parent or any of its Subsidiaries or affiliates (including the Company); or (b) solicit suppliers or customers of the Parent or any of its

Subsidiaries or affiliates (including the Company) or induce any such person to terminate his, her, or its relationship with the Parent or any of its Subsidiaries or affiliates (including the Company).
In the event that the scopes of the restrictions in Article 11 or 12 are found overly broad, Executive agrees that a court should reform the restrictions by limiting them to the maximum reasonable scope.
Article 13.Confidentiality.
(a)The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment), nor use in any manner, either during the Executive’s employment or after termination for any reason, any Protected Information, or cause any such Protected Information to enter the public domain.
(b)Notwithstanding the foregoing, nothing in this Agreement will preclude, prohibit or restrict the Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the Parties, prohibits or is intended in any manner to prohibit, the Executive from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Parent or the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws and, if any laws are adopted, amended or repealed after the execution of this Agreement, this Article 13(b) shall be deemed to be amended to reflect the same.
Article 14.Non-Disparagement.

The Executive covenants and agrees that for the longest period legally enforceable, he shall not disparage the image or reputation of the Parent or any of its respective subsidiaries or affiliates (including the Company) and their directors, officers, senior management employees and professional employees, business, or reputation.
Article 15.Litigation and Regulatory Cooperation.
During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Parent or the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Parent or the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Parent or the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable, documented out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Article 15.
Article 16.Resolution of Disputes.
Any disputes, controversy, or claim arising under or in connection with this Agreement or any breach of this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in Reno, Nevada, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitral award determination shall be final and binding. The Company will pay the direct costs and expenses of such arbitration. The Company will also reimburse the Executive for reasonable fees and expenses, including reasonable attorney’s fees, incurred by the Executive in connection with such arbitration, such reimbursement to be made monthly as such fees and expenses are incurred. In the event the Executive does not prevail at arbitration, however, the Executive will re-pay to the Company any and all expenses and fees previously reimbursed by the Company under this Article 16. The Parties understand and fully agree that they are giving up their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the issuance of the arbitrator’s award except as applicable law provides for judicial review of arbitration proceedings.
Notwithstanding the provisions of this Article 16, the Parties agree that in the event of any dispute between the Executive and the Company as to any of the Executive’s obligations under Articles 11, 12, 13, 14, or 15 then the arbitration requirements of this Article 16 shall not apply, and that instead, the Parties must seek relief as to that dispute in a court of general jurisdiction in the State of Nevada to be docketed, if available, on the commercial docket of that court. The Parties hereby consent to the exclusive specific and general jurisdiction of such court. The Executive hereby agrees that, by virtue of his work for the Company, he has purposely availed himself of the benefits and protections of the laws of the State of Nevada. Likewise, the arbitration requirements of this Article 16 shall not apply to (i) claims for workers’ compensation benefits, (ii) claims for unemployment compensation benefits, (iii) whistleblower retaliation claims under the Sarbanes-Oxley Act or the Dodd-Frank Act that cannot be arbitrated as a matter of law; (iv) administrative charges for unfair labor practices brought before the National Labor Relations Board, (v) administrative charges brought before the Equal Employment Opportunity Commission or other similar administrative agency, or (vi) any other claims that, as a matter of law, the Parties cannot agree to arbitrate. In addition, in connection with any such court action, the Executive acknowledges and agrees that the remedy at law available to the Company for breach by the Executive of any of his obligations under Articles 11, 12, 13, 14 or 15 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any provision of Articles 11, 12, 13, 14 or 15 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. For purposes of clarity, each Party shall bear his or its own costs and expenses in connection with any such litigation, unless such costs and expenses are awarded to a Party by the court in such litigation.
By executing this Agreement, the Parties represent that they have been given the opportunity to fully review the terms of this Agreement. The Executive acknowledges and agrees that the Executive has had an opportunity to ask questions and consult with an attorney of the Executive’s choice before signing this Agreement. The Parties understand the terms of this Agreement and freely and voluntarily sign this Agreement. THE PARTIES FULLY UNDERSTAND AND AGREE THAT THEY ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO THEM BY CIVIL COURT ACTIONS, INCLUDING BUT NOT LIMITED TO THE RIGHT TO A JURY OR COURT TRIAL.
Article 17.Assignability; Binding Nature.
This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Article 17 hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Article 17, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
Article 18.Entire Agreement.
This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings,

discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including without limitation the Prior Agreement.
Article 19.Amendment or Waiver.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
Article 20.Withholding.
The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.
Article 21.Severability.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
Article 22.Survivorship.
Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment. Except as otherwise expressly provided by this Agreement, this Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either Party without the written consent of the other Party. Upon the expiration of the term of this Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties and embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.
Article 23.References.
In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
Article 24.Governing Law.
This Agreement shall be governed in accordance with the laws of Nevada without reference to principles of conflict of laws.
Article 25.Notices.
All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to the Company:
Caesars Enterprise Services, LLC
c/o Caesars Entertainment, Inc.
100 W. Liberty Street, 12th Floor
Reno, NV 89501
Attention: Chief Administrative Officer
If to the Executive:
At the last residential address known by the Company
Article 26.Headings.
The headings of the articles contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
Article 27.Counterparts.
This Agreement may be executed in two or more counterparts.
Article 28.Code Section 409A Compliance.
To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so as not to result in the assessment of any additional tax or penalty under Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment or benefit to be made or provided to the Executive under the provisions of this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, no particular tax result for the Executive is guaranteed, and in no event shall the Company be liable for any taxes, interest or penalties that the Executive may incur under or in connection with Section 409A of the Code or otherwise.
Article 29.Code Section 280G Policy.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Article 29, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Article 29(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
Article 30.Resignations.
Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including, without limitation, as trustee) and all other offices and positions the Executive holds with the Parent or any of its Subsidiaries or affiliates (including the Company); provided, however, that if the Executive refuses to tender the Executive’s resignation after the Board has made such request, then the Board will be empowered to tender the Executive’s resignation from such offices and positions.
Article 31.Clawback Provisions.
Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Parent, or any of its Subsidiaries or affiliates (including the Company), which is subject to recovery under any law, government regulation or stock exchange listing requirement, are subject to the Parent’s Clawback & Recoupment Policy approved by the Board as of February 27, 2019 and any amendments thereto and will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Parent or any of its Subsidiaries or affiliates (including the Company) pursuant to any such law, government regulation or stock exchange listing requirement).

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.
Executive
/s/ Edmund L. Quatmann
Name: Edmund L. Quatmann
Caesars Enterprise Services, LLC
By:     /s/ Thomas R. Reeg
Name: Thomas R. Reeg
Title: Chief Executive Officer

Exhibit A
WAIVER AND RELEASE OF CLAIMS AGREEMENT
(“Employee”) hereby acknowledges that Caesars Enterprise Services, LLC (“Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the employment agreement entered into between Employer and Employee, as amended (the “Employment Agreement”). in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).
Severance Payments
Employee agrees that Employee will be entitled to receive the applicable severance payments under the Employment Agreement (the “Severance Payments”) only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.
Employee agrees that the Severance Payments tendered under the Employment Agreement constitute fair and adequate consideration for the execution of this Agreement. Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which Employee is otherwise entitled.
Claims That Are Being Released
Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Employee signs this Agreement. To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:
claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;
if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;
claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and
claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act. [Other applicable provisions to be included based upon Employee’s place of employment.]
If Employee has worked or is working in California, Employee expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Claims That Are Not Being Released
This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Employee signs this Agreement. Further, this release will not prevent Employee from doing any of the following:
obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);
asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Benefits;
filing a charge, giving testimony or participating in any investigation conducted by the United States Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or
challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).
Additional Employee Covenants
To the extent applicable, Employee confirms and agrees to Employee’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Employee’s employment with Employer. This includes, without limitation, Employee’s continuing obligations under Articles 11 through 16 of the Employment Agreement.

Protected Disclosures
Nothing in this Agreement will preclude, prohibit or restrict Employee from (a) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); or (b) participating or cooperating in any investigation conducted by any governmental agency or authority.
Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Employee from (a) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (b) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures.
Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (ii) for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (c) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.
The foregoing provisions regarding Protected Disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.
Voluntary Agreement And Effective Date
Employee understands and acknowledges that, by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.
The parties understand and agree that:
Employee will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement. If Employee signs this Agreement before the end of such 21-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.
In order to exercise this revocation right, Employee must deliver written notice of revocation to Employer’s Chief Administrative Officer on or before the seventh calendar day after Employee executes this Agreement. Employee understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Employee. If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Payments.
All amounts payable hereunder will be paid in accordance with the applicable terms of the Employment Agreement.
Governing Law
This Agreement will be governed by the substantive laws of the State of [Nevada], without regard to conflicts of law, and by federal law where applicable.
If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.
Consultation With Attorney
Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.
This Agreement was provided to Employee for consideration on [INSERT DATE THIS AGREEMENT PROVIDED TO EMPLOYEE].
PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect. Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE
Date: